Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002 NEWS RELEASE

Natural Resource Partners L.P.

Completes Final Acquisition of Coal Reserves

at Deer Run mine in Illinois Basin

HOUSTON, August 22, 2012 – Natural Resource Partners L.P. (NYSE:NRP) announced today that it has completed the final acquisition of coal reserves at the Deer Run mine near Hillsboro, Illinois for $40 million from Colt LLC, an affiliate of the Cline Group. The acquisition was funded through the partnership’s credit facility. With this final acquisition, NRP has now completed the $255 million acquisition of approximately 200 million tons of reserves related to the Deer Run mine.

The Deer Run mine is capable of producing approximately 7 million to 9 million tons annually once the longwall is at full production. During the first six months of 2012, NRP reported revenue of $2.9 million based on production of approximately 630,000 tons related to the development of the mine.

“The Deer Run mine will be one of the lowest cost underground coal mines in the country with access to four different railroads and the river markets which bodes well for the marketing of this coal in any type of market conditions,” said Nick Carter, President and Chief Operating Officer of Natural Resource Partners.

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements relate to the annual production rates for the mine. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of

NRP Completes Final Acquisiton of Coal Reserves at Deer Run in Illinois Basin	Page 2 of 2

historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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